Exhibit 12

BB&T Corporation
Earnings To Fixed Charges

	For the Six Months Ended
	June 30,				For the Years Ended December 31,

	2006		2005		2005		2004		2003		2002		2001

	(Dollars in thousands)
Earnings:
Income before income taxes	$1,289,600		$1,175,225		$2,466,731		$2,322,362		$1,617,030		$1,790,697		$1,360,428
Plus:
Fixed charges	1,432,742		876,900		2,029,160		1,232,111		1,306,218		1,713,021		2,438,401
Less:
Capitalized interest	666		232		957		638		514		504		798

Earnings, including interest on
deposits	2,721,676		2,051,893		4,494,934		3,553,835		2,922,734		3,503,214		3,798,031

Less:
Interest on deposits	935,658		520,582		1,251,834		729,660		755,677		1,003,058		1,566,269

Earnings, excluding interest on
deposits	$1,786,018		$1,531,311		$3,243,100		$2,824,175		$2,167,057		$2,500,156		$2,231,762

Fixed Charges:
Interest expense	$1,410,464		$850,028		$1,980,969		$1,198,472		$1,272,787		$1,686,584		$2,414,936
Capitalized interest	666		232		957		638		514		504		798
Interest portion of rent expense	21,612		26,640		47,234		33,001		32,917		25,933		22,667

Total Fixed Charges	$1,432,742		$876,900		$2,029,160		$1,232,111		$1,306,218		$1,713,021		$2,438,401

Less:
Interest on deposits	935,658		520,582		1,251,834		729,660		755,677		1,003,058		1,566,269

Total fixed charges excluding
interest on deposits	$497,084		$356,318		$777,326		$502,451		$550,541		$709,963		$872,132

Earnings to fixed charges:
Including interest on deposits	1.90	x	2.34	x	2.22	x	2.88	x	2.24	x	2.05	x	1.56	x

Excluding interest on deposits	3.59	x	4.30	x	4.17	x	5.62	x	3.94	x	3.52	x	2.56	x